Exhibit 10.196
WARRANT AGREEMENT
          This WARRANT AGREEMENT (this “Agreement”), dated as of February 9, 2006, is by and between The Immune Response Corporation, a Delaware corporation (the “Company”), and Spencer Trask Intellectual Capital Company, LLC (the “Warrant Holder”).
W I T N E S S E T H
     WHEREAS, the parties have entered into that certain Limited Recourse Interest Inducement Agreement dated as of February 9, 2006 (the “Limited Recourse Interest Inducement Agreement”); and
     WHEREAS, the Company has executed a certain Security Agreement, dated an even date herewith (the “Security Agreement”), in favor of Hudson Asset Partners, LLC, a Delaware limited liability company (the “Agent”), acting in its capacity as agent for the holders (the “Investors”) of the first $5,000,000 original principal amount of 8% Senior Secured Convertible Promissory Notes (the “Notes”) to be issued by the Company pursuant to a certain Confidential Private Placement Memorandum (the “Offering”); and
     WHEREAS, pursuant to the Limited Recourse Interest Inducement Agreement and the related Limited Recourse Interest Agreement, the Warrant Holder has agreed that in the event the assets of the Company subject to the Security Agreement are insufficient to satisfy the obligations of the Company to the Investors upon an event of default under the Notes, the Warrant Holder will provide certain support for the obligations of the Company to the Investors upon an event of default under the Notes, and the Company has agreed to issue to the Warrant Holder warrants (the “Warrants”) to purchase shares of the Company’s common stock, par value $.0025 per share (the “Common Stock”), subject to the terms set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Warrants. The Company shall by the fifth day of each calendar month hereafter issue to the Warrant Holder, subject to the terms set forth herein, a warrant certificate representing Warrants which are of like tenor as the Placement Agent Warrants issued to the Placement Agent upon the first Closing in the Offering, including the same termination date and initial exercise price of $0.02 per share of Common Stock (but such exercise price shall be retroactively adjusted for securities issuances and changes occurring before the issuance of a particular warrant certificate). The number of Shares of Common Stock initially subject to each respective warrant certificate (the “Shares”) shall equal 1% times the sum of the number of shares of Common Stock then issuable to Investors upon conversion of the Notes for each respective calendar day of the preceding calendar month, divided by the number of calendar days in such preceding calendar month; provided, that for any day which the Warrant Holder is not subject to the Limited

Recourse Interest Agreement, the number of shares of Common Stock issuable upon conversion of the Notes shall be deemed to be zero. The Shares shall be entitled to registration rights equivalent to those to be granted to the Investors in the Offering.
2. Investment Representations. The Warrant Holder agrees and acknowledges that it is acquiring the Warrants and will be acquiring the Shares for its own account and not with a view to any resale or distribution other than in accordance with Federal and state securities laws. The Warrant Holder is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.
3. Covenants as to the Shares. The Warrant Holder acknowledges that the Company does not currently have enough authorized but unissued shares of Common Stock to enable exercise of the Warrants, and will not have them until it is authorized to and does amend its certificate of incorporation to increase the authorized number of shares of Common Stock following a meeting of stockholders to be called and held after the final closing of the Offering; and the Warrant Holder covenants and agrees not to purport to exercise the Warrants until after such amendment. The Company covenants and agrees that from and after such amendment the Company will at all times have authorized and reserved, free from preemptive rights imposed by or through the Company, a sufficient number of shares of Common Stock to provide for the exercise of the Warrants.
4. Miscellaneous.
          4.1 Waivers and Amendments. This Agreement or any provisions hereof may be changed, waived, discharged or terminated only by a statement in writing signed by the Company and by the Warrant Holder.
          4.2 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to choice of law principles of such state.
          4.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered by hand or by facsimile transmission, or upon receipt when mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(i)	If to the Company:
The Immune Response Corporation
5931 Darwin Court
Carlsbad, CA 92008
Attention: President
Facsimile: (760) 431-8636
With a copy (which copy shall not constitute notice) to:

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Heller Ehrman LLP
4350 La Jolla Village Drive, 7th Floor
San Diego, CA 92122
Attention: Hayden Trubitt, Esq.
Facsimile: (858) 587-5903
(ii)	If to the Warrant Holder:
Spencer Trask Intellectual Capital Company, LLC
535 Madison Avenue, 18th Floor
New York, NY 10022
Attention: Kevin Kimberlin and Bruno Lerer, Esq.
Facsimile: (212) 486-7392
With a copy (which copy shall not constitute notice) to:
Littman Krooks LLP
655 Third Avenue, 20th Floor
New York, NY 10017
Attention: Mitchell C. Littman, Esq.
Facsimile: (212) 490-2990
          4.4 Headings. The headings in this Agreement are for convenience of reference only, and shall not limit or otherwise affect the terms hereof.
          4.5 No Rights or Liabilities as a Stockholder. This Agreement shall not entitle the Warrant Holder hereof to any voting rights or other rights as a stockholder of the Company with respect to the Shares prior to the exercise of the Warrants. No provision of this Agreement, in the absence of affirmative action by the Warrant Holder to purchase the Shares, and no mere enumeration herein or in the Warrants of the rights or privileges of the Warrant Holder, shall give rise to any liability of such Holder for the exercise price of the Warrants or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.
          4.6 Successors. All the covenants and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and transferees.
          4.7 Severability. If any provision of this Agreement shall be held to be invalid and unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement.

     IN WITNESS WHEREOF, the undersigned have caused this Warrant Agreement to be executed as of the date first written above.

THE IMMUNE RESPONSE CORPORATION

By:

Name:

Title:

SPENCER TRASK INTELLECTUAL CAPITAL COMPANY, LLC

By:

Name:

Title:

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